EXHIBIT 10.26.2

         AMENDMENTS TO ATLAS AIR, INC. PROFIT SHARING PLAN (the "Plan")

      On June 21, 2005, the Board of Directors of Atlas Air Worldwide Holdings, Inc., the 100% owner of Atlas Air, Inc. approved the following resolutions, amending the Plan:

      RESOLVED (1): That the Atlas Air Profit Sharing Plan is hereby amended to discontinue payment entitlement to Eligible Employees (as defined in the Plan), other than those Eligible Employees covered by a collective bargaining agreement or written employment agreement which expressly provides for participation in such Plan (the "Payment Eligible Participants").

      RESOLVED (2): That the Atlas Air Profit Sharing Plan is hereby further amended to provide that the Annual Profit Sharing Contribution and calculation of payments under the Plan shall be such that the Payment Eligible Participants receive the same benefit they would have received had the Eligible Employees being removed from payment eligibility continued to be payment eligible. For the avoidance of doubt, nothing herein shall be construed in any way to increase or decrease the level of payment the Payment Eligible Participants would have been entitled to receive absent these amendments.

      RESOLVED (3): That the Atlas Air Profit Sharing Plan is hereby further amended to provide that all powers, rights, responsibilities and authority thereunder previously vested in this Board shall henceforth be vested in the Compensation Committee of the Board of Directors of Atlas Air Worldwide Holdings, Inc.